EXHIBIT 11.1


Gentle Dental Service Corporation
Statement Showing Calculations of Earnings (Loss) per Share
(in thousands, except per share amounts)
------------------------------------------------------------------------------------------------------------------------


                                                                                                    Nine Months Ended
                                                             Years Ended December 31,                  September 30,
                                                       -----------------------------------       -----------------------
                                                              1993        1994        1995              1995        1996
                                                       ----------- -----------  ----------       ----------- -----------
                                                                  (unaudited)                 (unaudited)
Weighted average number of common shares
outstanding..........................................        1,030       1,150       1,331             1,302       1,485

Weighted average number of common stock
equivalent shares from exercise of stock options and
warrants issued..................................                -           4          49                64        -(1)
                                                       ----------- -----------  ----------       ----------- -----------

Shares used in per share calculation.............            1,030       1,154       1,380             1,366       1,485

Net income (loss)................................                -           -  $      257       $       284 $     (700)

Pro forma net income.............................      $       243 $       404           -                 -           -

Accretion of mandatorily redeemable common
stock............................................                -           -           -                 -        (80)
                                                       ----------- -----------  ----------       ----------- -----------

Net income (loss) applicable to common stock.....      $       243 $       404  $      257       $       284 $     (780)
                                                       =========== ===========  ==========       =========== ===========

Net income (loss) per share..........................  $      0.24 $      0.35  $     0.19       $      0.21 $    (0.53)

(1)  Excluded because their effect is anti-dilutive
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